Exhibit (d)(22)

AMENDED AND RESTATED

SUBADVISORY AGREEMENT

This AMENDED AND RESTATED SUBADVISORY AGREEMENT (the “Agreement”) is made this 30th day of September, 2025, by and between Franklin Templeton Fund Adviser, LLC, a Delaware limited liability company (the “Manager”), and ClearBridge Investment Management Limited, a corporation organized under the laws of the United Kingdom (the “Subadviser”).

WHEREAS, the Manager has been retained by Legg Mason Global Asset Management Trust (the “Trust”), a Maryland statutory trust registered as a management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), to provide investment advisory, management, and administrative services to the Trust with respect to certain series of the Trust; and

WHEREAS, Martin Currie Inc., a New York corporation and a wholly-owned subsidiary of the Subadviser (“MCI”), has provided certain investment advisory services to the Trust with respect to the series of the Trust designated in Schedule A annexed hereto (the “Fund”) under a Subadvisory Agreement dated as of July 31, 2020 (the “Original Agreement”);

WHEREAS, in connection with MCI’s cessation of operations, the Subadviser has agreed to assume the rights and obligations of MCI under the Original Agreement, and the Manager wishes to engage the Subadviser to provide the investment advisory services previously provided by MCI to the Trust with respect to the Fund; and

WHEREAS, the Subadviser is willing to furnish such services on the same terms and conditions as were provided in the Original Agreement;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed that the Original Agreement is amended and restated as follows:

1. In accordance with and subject to the Management Agreement between the Trust and the Manager with respect to the Fund (the “Management Agreement”), the Manager hereby appoints the Subadviser to act as Subadviser with respect to the Fund for the period and on the terms set forth in this Agreement. The Subadviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2. The Manager shall cause the Subadviser to be kept fully informed at all times with regard to the securities owned by the Fund, its funds available, or to become available, for investment, and generally as to the condition of the Fund’s affairs. The Manager shall furnish the Subadviser with such other documents and information with regard to the Fund’s affairs as the Subadviser may from time to time reasonably request.

3. (a) Subject to the supervision of the Trust’s Board of Trustees (the “Board”) and the Manager, the Subadviser shall regularly provide the Fund with respect to such portion of the Fund’s assets as shall be allocated to the Subadviser by the Manager from time to time (the “Allocated Assets”) with investment research, advice, management and supervision and shall furnish a continuous investment program for the Allocated Assets consistent with the Fund’s investment objectives, policies and restrictions, as stated in the Fund’s current Prospectus and Statement of Additional Information. The Subadviser shall, with respect to the Allocated Assets, determine from time to time what securities and other investments will be purchased (including, as permitted in accordance with this paragraph, swap agreements, options and futures), retained, sold or exchanged by the Fund and what portion of the Allocated Assets will be held in the various securities and other investments in which the Fund invests, and shall implement those decisions (including the execution of investment documentation), all subject to the provisions of the Trust’s Declaration of Trust and By-Laws (collectively, the “Governing Documents”), the 1940 Act, and the applicable rules and regulations promulgated thereunder by the Securities and Exchange Commission (the “SEC”) and interpretive guidance issued thereunder by the SEC staff and any other applicable federal and state law, as well as the investment objectives, policies and restrictions of the Fund referred to above, and any other specific policies adopted by the Board and disclosed to the Subadviser. The Subadviser is authorized as the agent of the Trust to give instructions with respect to the Allocated Assets to the custodian of the Fund and any sub-custodian or prime broker as to deliveries of securities and other investments and payments of cash in respect of securities transactions or cash margin calls for the account of the Fund. Subject to applicable provisions of the 1940 Act, the investment program to be provided hereunder may entail the investment of all or substantially all of the assets of the Fund in one or more investment companies. The Subadviser will place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer, foreign currency dealer, futures commission merchant or others selected by it. In connection with the selection of such brokers or dealers and the placing of such orders, subject to applicable law including the rules of the UK Financial Conduct Authority, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to the Fund and/or the other accounts over which the Subadviser or its affiliates exercise investment discretion. Subject to applicable law, the Subadviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Subadviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Subadviser and its affiliates have with respect to accounts over which they exercise investment discretion. The Board may adopt policies and procedures that modify and restrict the Subadviser’s authority regarding the execution of the Fund’s portfolio transactions provided herein. The Subadviser shall exercise voting rights, rights to consent to corporate action and any other rights pertaining to the Allocated Assets subject to such direction as the Board may provide, and shall perform such other functions of investment management and supervision as may be directed by the Board, provided that the Subadviser shall not be obligated to initiate or pursue any legal proceedings, including shareholder litigation, on behalf of the Fund with respect to transactions, securities or other investments held in the Fund from time to time. The right to take any action with respect to any legal proceedings is expressly reserved to the Board. The Subadviser may execute on behalf of the Fund all agreements, instruments and documents in connection with the services performed by it under this Agreement. These may include, without limitation, brokerage agreements, clearing agreements, account documentation, futures and options agreements, swap agreements, other investment related agreements, and any other agreements, documents or instruments the Subadviser believes are appropriate or desirable in performing its duties under this Agreement.

(b) The Fund hereby authorizes any entity or person associated with the Subadviser which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Fund which is permitted by Section 11(a) of the Exchange Act and Rule 11a2-2(T) thereunder, and the Fund hereby consents to the retention of compensation for such transactions in accordance with Rule 11 a2-2(T)(a)(2)(iv). Notwithstanding the foregoing, the Subadviser agrees that it will not deal with itself, or with members of the Board or any principal underwriter of the Fund, as principals or agents in making purchases or sales of securities or other property for the account of the Fund, nor will it purchase any securities from an underwriting or selling group in which the Subadviser or its affiliates is participating, or arrange for purchases and sales of securities between the Fund and another account advised by the Subadviser or its affiliates, except in each case as permitted by the 1940 Act and in accordance with such policies and procedures as may be adopted by the Fund from time to time, and will comply with all other provisions of the Governing Documents and the Fund’s then-current Prospectus and Statement of Additional Information relative to the Subadviser and its directors and officers.

4. The Subadviser may share information relating to the Fund and the services under this Agreement with the Manager to the extent that such information relates to the services performed on the Fund’s behalf in connection with this Agreement and may delegate to any other one or more companies that the Subadviser controls, is controlled by, or is under common control with, or to specified employees of any such companies, certain of the Subadviser’s duties under this Agreement, provided in each case the Subadviser will supervise the activities of each such entity or employees thereof, that such delegation will not relieve the Subadviser of any of its duties or obligations under this Agreement and provided further that any such arrangements are entered into in accordance with all applicable requirements of the 1940 Act.

5. The Subadviser agrees that it will keep records relating to its services hereunder in accordance with all applicable laws, and in compliance with the requirements of Rule 31a-3 under the 1940 Act, the Subadviser hereby agrees that any records that it maintains for the Fund are the property of the Fund, and further agrees to surrender promptly to the Fund any of such records upon the Fund’s request. The Subadviser further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the 1940 Act for the periods prescribed by Rule 31a-2 under the 1940 Act.

6. (a) The Subadviser, at its expense, shall supply the Board, the officers of the Trust, and the Manager with all information and reports reasonably required by them and reasonably available to the Subadviser relating to the services provided by the Subadviser hereunder.

(b) The Subadviser shall bear all expenses, and shall furnish all necessary services, facilities and personnel, in connection with its responsibilities under this Agreement. Other than as herein specifically indicated, the Subadviser shall not be responsible for the Fund’s expenses, including, without limitation: advisory fees; distribution fees; interest; taxes; governmental fees; voluntary assessments and other expenses incurred in connection with membership in investment company organizations; organization costs of the Fund; the cost (including brokerage commissions, transaction fees or charges, if any) in connection with the purchase or sale of the Fund’s securities and other investments and any losses in connection therewith; fees and expenses of custodians, transfer agents, registrars, independent pricing vendors or other agents; legal expenses; loan commitment fees; expenses relating to share certificates; expenses relating to the issuing and redemption or repurchase of the Fund’s shares and servicing shareholder accounts; expenses of registering and qualifying the Fund’s shares for sale under applicable federal and state law; expenses of preparing, setting in print, printing and distributing prospectuses and statements of additional information and any supplements thereto, reports, proxy statements, notices and dividends to the Fund’s shareholders; costs of stationery; website costs; costs of meetings of the Board or any committee thereof, meetings of shareholders and other meetings of the Fund; Board fees; audit fees; travel expenses of officers, members of the Board and employees of the Fund, if any; and the Fund’s pro rata portion of premiums on any fidelity bond and other insurance covering the Fund and its officers, Board members and employees; litigation expenses and any non-recurring or extraordinary expenses as may arise, including, without limitation, those relating to actions, suits or proceedings to which the Fund is a party and the legal obligation which the Fund may have to indemnify the Fund’s Board members and officers with respect thereto.

7. No member of the Board, officer or employee of the Trust or Fund shall receive from the Trust or Fund any salary or other compensation as such member of the Board, officer or employee while he is at the same time a director, officer, or employee of the Subadviser or any affiliated company of the Subadviser, except as the Board may decide. This paragraph shall not apply to Board members, executive committee members, consultants and other persons who are not regular members of the Subadviser’s or any affiliated company’s staff.

8. The Manager shall not pay the Subadviser any fee hereunder. The Subadviser acknowledges and agrees that the Fund is an integral part of separately managed account programs, and that the Subadviser will be compensated directly or indirectly by separately managed account sponsors or separately managed account program participants for services rendered hereunder. The Subadviser acknowledges and agrees that such compensation is sufficient consideration hereunder.

9. The Subadviser assumes no responsibility under this Agreement other than to render the services called for hereunder, in good faith, and shall not be liable for any error of judgment or mistake of law, or for any loss arising out of any investment or for any act or omission in the execution of securities transactions for the Fund, provided that nothing in this Agreement shall protect the Subadviser against any liability to the Manager or the Fund or the Fund’s shareholders to which the Subadviser would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder. As used in this Section 9, the term “Subadviser” shall include any affiliates of the Subadviser performing services for the Trust or the Fund contemplated hereby and the partners, shareholders, directors, officers and employees of the Subadviser and such affiliates.

10. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Subadviser who may also be a Board member, officer, or employee of the Trust or the Fund, to engage in any other business or to devote his time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Subadviser to engage in any other business or to render services of any kind, including investment advisory and management services, to any other fund, firm, individual or association. If the purchase or sale of securities consistent with the investment policies of the Fund or one or more other accounts of the Subadviser is considered at or about the same time, transactions in such securities will be allocated among the accounts in a manner deemed equitable by the Subadviser. Such transactions may be combined, in accordance with applicable laws and regulations, and consistent with the Subadviser’s policies and procedures as presented to the Board from time to time.

11. For the purposes of this Agreement, the Fund’s “net assets” shall be determined as provided in the Fund’s then-current Prospectus and Statement of Additional Information and the terms “assignment,” “interested person” and “majority of the outstanding voting securities” shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, regulation or order.

12. This Agreement will become effective with respect to the Fund on the date set forth below the Fund’s name on Schedule A annexed hereto, provided that it shall have been approved in accordance with the requirements of the 1940 Act and, unless sooner terminated as provided herein, will continue in effect through the second anniversary of the date of effectiveness. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Fund, so long as such continuance is specifically approved at least annually in the manner required by the 1940 Act.

13. This Agreement is terminable with respect to the Fund without penalty by the Board or by vote of a majority of the outstanding voting securities of the Fund, in each case on not more than 60 days’ nor less than 30 days’ written notice to the Subadviser, or by the Subadviser upon not less than 90 days’ written notice to the Fund and the Manager, and will be terminated upon the mutual written consent of the Manager and the Subadviser. This Agreement shall terminate automatically in the event of its assignment by the Subadviser and shall not be assignable by the Manager without the consent of the Subadviser.

14. The Subadviser agrees that for any claim by it against the Fund in connection with this Agreement or the services rendered under this Agreement, it shall look only to assets of the Fund for satisfaction and that it shall have no claim against the assets of any other portfolios of the Trust.

15. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of the Agreement shall be effective until approved in the manner required by the 1940 Act.

16. This Agreement, and any supplemental terms contained on Annex I hereto, if applicable, embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. No provision of this Agreement is intended to conflict with any applicable law. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors and assigns.

17. This Agreement does not, and is not intended to, create any third-party beneficiary or otherwise confer rights, privileges, claims or remedies upon any shareholder or other person other than the parties (including the Trust with respect to the Fund) and their respective successors and permitted assigns.

18. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York without regard to conflicts of laws principles. Any legal suit, action or proceeding related to, arising out of or concerning this Agreement shall be brought only in the U.S. District Court for the Southern District of New York, or if such action may not be brought in that court, then such action shall be brought in the Supreme Court of the State of New York sitting in New York County (including its appellate division) (the “Designated Courts”). Each party (a) consents to jurisdiction in the Designated Courts; (b) waives any objection to venue in either Designated Court and (c) waives any objection that either Designated Court is an inconvenient forum. For any action commenced in the Supreme Court of the State of New York, application shall be submitted to the Commercial Division.

19. Subject to the proviso of the first sentence of Section 9 of this Agreement, the Subadviser shall not be liable for any losses caused directly or indirectly by circumstances beyond the Subadviser’s reasonable control, including, without limitation, actions or omissions of counterparties, brokers, custodians or relating to government restrictions, exchange or market rulings, suspensions of trading, acts of civil or military authority, national emergencies, riots, terrorism, war, or such other event of similar nature, labor difficulties, actions or non-performance by other third parties not hired or otherwise selected by the Subadviser to provide services in connection with this Agreement, natural disaster, casualty, elements of nature, fires, earthquakes, floods, or other catastrophes, acts of God, mechanical breakdowns, or malfunctions, failure or disruption of utilities, communications, computer or information technology (including, without limitation, hardware or software), Internet, firewalls, encryption systems, security devices, or power supply.

[signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized.

FRANKLIN TEMPLETON FUND ADVISER, LLC

By:	/s/ Jane Trust
Name:	Jane Trust
Title:	President and Chief Executive Officer

CLEARBRIDGE INVESTMENT MANAGEMENT LIMITED

By:	/s/ Stuart Davidson
Name:	Stuart Davidson
Title:	Director, Chief Financial Officer
and Chief Operating Officer

The foregoing is acknowledged:

The undersigned officer of the Trust has executed this Agreement not individually but in his/her capacity as an officer of the Trust. The Trust does not hereby undertake, on behalf of the Fund or otherwise, any obligation to the Subadviser.

LEGG MASON GLOBAL ASSET MANAGEMENT TRUST

By:	/s/ Jane Trust
Name:	Jane Trust
Title:	President and Chief Executive Officer

ANNEX I

This Annex I forms a part of the Amended and Restated Subadvisory Agreement dated as of September 30, 2025, by and between the Manager and the Subadviser, an entity authorized and regulated in the United Kingdom by the Financial Conduct Authority (the “FCA”).

1.	The Subadviser represents, warrants and covenants that it is authorized and regulated by the FCA.

2.	The Subadviser has classified the Fund as a Professional Customer as defined by the FCA Rules.

SCHEDULE A

ClearBridge SMASh Series EM Fund

Date:

September 30, 2025, 2025

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